Exhibit 99.1

October 8, 2009

Dear Investor,

I take great pleasure in writing my first letter to you in my role as President of Reinsurance Technologies Ltd.  This letter briefly describes the current status of the company and the recent changes that have brought us where we are today.

I became acquainted with Solution Technology International, Inc. (“STI”) in 2007 and later met its president, Dan Jonson, in early 2008.  Dan was enthusiastic about the company’s unique software and its unlimited potential for various applications across the insurance and reinsurance industry.  However, the company’s potential was frustrated by a debt load that was too large to work off over time—making it clear that STI required new capital if the company was going to survive and prosper.

About a year ago, I became managing partner of Resurgence Partners, LLC. (“RPs”)  RPs was formed solely to pursue an investment in STI that would enable the company to realize the potential of its SurSITE® solution software. RPs first purchased the secured debt of STI as part of its recapitalization strategy.  Second, we offered to directly invest a meaningful amount of cash for working capital and management control provided the company agreed to our plan to eliminate the STI’s remaining debt.  Our plan required STI to file bankruptcy under Chapter 11.

Management agreed and the company’s plan was approved in mid- April of this year.  As part of that process, the company’s existing shareholders ended up with 3.75% of the company stock. The unsecured creditors exchanged their debt for 5% of the new company’s restructured common stock and certain Class B preferred shares.  For its cash contributions and debt forgiveness, RPs received slightly more than 91% of the company’s common and certain Class A preferred shares.  Pursuant to the bankruptcy agreement and court order, RPs then provided the company with the working capital specified in the reorganization plan.  The company has emerged from bankruptcy and its company’s new common and preferred shares have been issued to all holders.

Reinsurance Technologies Ltd. | Tysons Dulles Plaza, 1420 Spring Hill Road, Suite 315, McLean, Virginia 22102, USA | Telephone 703.388.1099 | Fax 703.388.2499

As part of the reorganization process, the name of the company has been changed to Reinsurance Technologies Ltd.  The new name helps us all by putting the past behind us; in addition, the new name better reflects the services we provide. Because of the name change, the company’s stock symbol also changed.  The new symbol is RSRN. The stock currently trades on the “pink Sheets” but we are actively working towards moving to the OTCBB.

Immediately after the bankruptcy outcome became clear, we leased office space for our corporate headquarters in the Tyson’s Corner area of McLean, Virginia.

Our new web site, www.retechltd.com, is something we are very proud of it and think it tells our story to you, our shareholders, as well as to our prospective clients. Please visit the site.  I hope you will review it and send me your comments.

Many other steps have been in our plans since 2008.  Now that the financial reorganization is behind us, we can concentrate on establishing our footprint on the reinsurance industry by bringing the SurSITE® software solution to the international reinsurance market.

The first step in that process was taken in early May when our Chief Technical Officer joined the company.  The second step followed shortly when we appointed our Chief Reinsurance Officer.  Lastly, we just opened a second office in the building in the center of the worldwide reinsurance community, Lloyd’s of London in London.   More on these developments later.

It is my intention to keep you as informed as possible on company developments.  We are very excited about the future both near term and long term. Our communication process will take place mostly through press releases, all of which will be posted on the web site. And once again I invite you to send me your comments!

Sincerely,

Joel H Bernstein
President